Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP. REPORTS

FOURTH QUARTER AND YEAR-END RESULTS . . .

INNOVATION ACCELERATES GROWTH

FORT LAUDERDALE, FL, July 2, 2025 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced positive results for its fourth quarter and fiscal year ended May 3, 2025.

Fourth Quarter *

●	Net sales increased 5.5% to $314 million;

●	Operating income increased 8.6% to $57.5 million;

●	Net income increased to $44.8 million; and

●	Earnings per share increased to $.48.

Fiscal Year *

●	Net sales increased to $1.2 billion;

●	Gross margin increased to 37.0% of sales;

●	Operating income increased 7.8% to $235 million; and

●	Earnings per share increased to $2.00.

“We are very pleased to report strong fourth-quarter results, with net sales, operating profit and net income reaching record highs and both Power + Brands and carbonated soft drinks posting volume increases. LaCroix’s recent innovations, Sunshine, Cherry Lime and Blackberry Cucumber, began shipping in the fourth quarter, providing a growth stimulus in a challenging consumer environment,” stated a company spokesperson.

-more-

National Beverage Corp.

“We have initiated various LaCroix Summer marketing campaigns, including a multi-city bus tour featuring the captivating graphics of LaCroix Sunshine. Moreover, we have partnered with men’s and women’s professional soccer teams and WNBA teams, including the Indiana Fever and, most recently, the Dallas Wings. Our partnership with the Florida Panthers continues to enhance brand awareness with the LaCroix logo prominently displayed on the jerseys of the Stanley Cup winners for the second consecutive year.”

“We inspire our team members to think creatively in all areas, including marketing, social media, BrandED (our unique in-store tasting experience), MerchMx (teams that build creative, themed displays), targeted social media ‘creators’, and numerous consumer events. From our appealing flavor names to unique taste and award-winning graphics, no new flavor is released until . . . it’s perfect. The love and emotional connection that goes into the birth of every new flavor is the result of the imagination and foresight of who we are.”

“The current confluence of events is unprecedented in recent times. The last few years have clearly demonstrated the resilience of the U.S. consumer as well as Team National’s deliberate, long-term operational focus. We begin our new fiscal year with optimism and confidence that our innovative brands are well-positioned to deliver a ‘healthy’ future to our consumers and shareholders,” concluded the spokesperson.

“Patriotism” – If Only We Could Bottle It!

-more-

National Beverage Corp.

National Beverage Corp.

Consolidated Results for the Periods Ended

May 3, 2025 and April 27, 2024

(in thousands, except per share amounts)

	Fourth Quarter Ended *		Fiscal Year Ended *
	May 3, 2025	April 27, 2024	May 3, 2025	April 27, 2024

Net Sales	$313,629	$297,315	$1,201,354	$1,191,694

Net Income	$44,761	$43,721	$186,821	$176,732

Earnings Per Common Share
Basic	$.48	$.47	$2.00	$1.89
Diluted	$.48	$.47	$1.99	$1.89

Average Common Shares Outstanding
Basic	93,620	93,550	93,607	93,429
Diluted	93,684	93,666	93,685	93,630

*The Fourth Quarter and Fiscal Year Ended May 3, 2025 consisted of 14 and 53 weeks, respectively.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange

Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.